Exhibit 99.1

On January 5, 2014, XPO Logistics, Inc. (“XPO Logistics” or “XPO” or the “Company”), entered into a definitive Agreement and Plan of Merger (the “Pacer Agreement”) with Pacer International, Inc. (“Pacer”), providing for the acquisition of Pacer by XPO (the “Pacer Transaction”). Pacer is an asset-light North American freight transportation and logistics services provider. A copy of the Pacer Agreement was filed with the Form 8-K filed with the SEC on January 6, 2014. The closing of the transaction was effective on March 31, 2014 (the “Effective Time”).

At the Effective Time, each share of Pacer’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time was converted into the right to receive (i) $6.00 in cash and (ii) 0.1017 of a share of XPO common stock, which amount is equal to $3.00 divided by the average of the volume-weighted average closing prices of XPO common stock for the ten trading days prior to the closing (the “Merger Consideration”). Pursuant to the terms of the Pacer Agreement, all vested and unvested Pacer options outstanding at the effective time of the merger were settled in cash based on the value of the Merger Consideration. In addition, all Pacer restricted stock, and all vested and unvested Pacer restricted stock units and performance units outstanding at the effective time of the merger were converted into the right to receive the Merger Consideration. The fair value of the total consideration paid under the Pacer Agreement was $331.5 million and consisted of $222.7 million of cash payable at the time of closing and $108.8 million representing the fair value of 3,709,587 shares of the Company’s common stock at the closing market price of $29.41 per share on March 31, 2014 less a marketability discount on a portion of shares issued due to a holding period restriction.

On July 12, 2013, XPO Logistics entered into a Stock Purchase Agreement (the “3PD Agreement”) with 3PD Holding, Inc. (“3PD”), Logistics Holding Company Limited, Mr. Karl Meyer, Karl Frederick Meyer 2008 Irrevocable Trust II, Mr. Randall Meyer, Mr. Daron Pair, and Mr. James J. Martell to acquire all of the outstanding capital stock of 3PD (“the 3PD Transaction”). 3PD is the largest non-asset, third party provider of heavy goods, last-mile logistics in North America. The closing of the 3PD Transaction occurred on August 15, 2013. The fair value of the total consideration paid under the 3PD Agreement was approximately $364.3 million, paid in cash, deferred payments (including an escrow), and $7.4 million of restricted shares of the Company’s common stock.

The 3PD Transaction along with the Pacer Transaction described above are referred to as the “Transactions” below.

The following unaudited pro forma condensed combined financial statements and related notes combine the historical consolidated balance sheets and statements of operations of XPO Logistics, the consolidated balance sheets and statements of comprehensive income of Pacer and the consolidated statements of comprehensive loss of 3PD.

For purposes of preparing the unaudited pro forma condensed combined financial statements for the year ended December 31, 2013, XPO Logistics has combined the XPO Logistics consolidated statement of operations and Pacer’s consolidated statement of comprehensive income for the year ended December 31, 2013 and 3PD’s consolidated statement of comprehensive loss for the period ended August 14, 2013. The results of 3PD for the remainder of the year ended December 31, 2013 were included with the XPO historical results.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 gives effect to the Transactions as if they had occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet assumes that the Pacer Transaction was completed on December 31, 2013. The unaudited pro forma condensed combined balance sheet and condensed combined statement of operations of XPO Logistics as of and for the year ended December 31, 2013 were derived from its audited consolidated financial statements as of December 31, 2013 (as filed on Form 10-K with the SEC on February 26, 2014). The unaudited pro forma condensed combined balance sheet and condensed combined statement of operations of Pacer as of and for the year ended December 31, 2013 were derived from its audited consolidated financial statements as of December 31, 2013 included in Exhibit 99.2 hereto. The unaudited pro forma condensed combined statement of operations of 3PD for the 226 days ended August 14, 2013 was derived from its unaudited consolidated financial statements for the 226 days ended August 14, 2013.

The historical consolidated financial information of XPO Logistics, the consolidated financial information of Pacer and the consolidated financial information of 3PD have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma events may not be indicative of actual events that would have occurred had the combined businesses been operating as a separate and independent business and may not be indicative of future events which may occur. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not intended to represent or be indicative of what the combined company’s financial position or results of income actually would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined financial information does not include the impact of any revenue, cost or other operating synergies that may result from the Transactions.

XPO Logistics, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2013

(In thousands)

	XPO	Pacer	Pro Forma Adjustments 2(a)		Pro Forma Combined
	Historic	Historic
ASSETS
Cash and cash equivalents	$21,524	$46,300	$(67,824)	(1)(4)	$—
Accounts receivable, net of allowances	134,227	110,000	—		244,227
Prepaid expenses	3,935	2,900	(219)	(6)	6,616
Deferred tax asset, current	3,041	2,200	—		5,241
Other current assets	7,304	3,200	—		10,504

Total current assets	170,031	164,600	(68,043)		266,588

Property and equipment, net of accumulated depreciation	56,571	45,400	1,289	(3)	103,260
Goodwill	363,448	—	164,142	(2)	527,590
Identifiable intangible assets, net of accumulated amortization	185,179	—	72,330	(3)	257,509
Deferred tax asset, long term	72	7,900	(794)	(13)	7,178
Restricted cash	2,141	—	—		2,141
Other long-term assets	2,799	8,200	(3,384)	(5)(8)(9)(11)	7,615

Total long-term assets	610,210	61,500	233,583		905,293

Total assets	$780,241	$226,100	$165,540		$1,171,881

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$71,391	$69,800	$—		$141,191
Accrued salaries and wages	11,741	3,300	—		15,041
Accrued expenses, other	9,489	19,600	(1,062)	(7)	28,027
Current maturities of long-term debt	2,028	—	—		2,028
Other current liabilities	4,684	2,400	5,297	(10)(12)	12,381

Total current liabilities	99,333	95,100	4,235		198,668

Convertible senior notes	106,268	—	—		106,268
Revolving credit facility and other long-term debt, net of current maturities	75,373	—	—		75,373
Deferred tax liability, long-term	15,200	—	30,200	(3)(11)	45,400
Other long-term liabilities	28,224	1,000	3,040	(10)(11)	32,264

Total long-term liabilities	225,065	1,000	33,240		259,305

Commitments and contingencies
Stockholders’ equity:
Preferred stock	42,737	—	—		42,737
Common stock	30	400	(390)	(1)(4)(14)	40
Additional paid-in capital	524,972	307,500	(43,846)	(1)(4)(14)	788,626
Treasury stock	(107)	—	—		(107)
Accumulated deficit	(111,789)	(177,900)	172,301	(12)(14)	(117,388)

Total stockholders’ equity	455,843	130,000	128,065		713,908

Total liabilities and stockholders’ equity	$780,241	$226,100	$165,540		$1,171,881

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

XPO Logistics, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

(In thousands, except per share data)

	XPO	Pacer			3PD			Pro Forma Combined
			Pro Forma		Historic January 1, 2013 - August 14,	Pro Forma
	Historic	Historic	Adjustments 3(a)		2013	Adjustments 5(a)
Revenue	$702,303	$980,600	$—		$214,457	$—		$1,897,360
Operating expenses
Cost of purchased transportation and services	578,796	753,900	—		147,239	—		1,479,935
Direct operating expense	6,355	93,000	(1,590)	(7)(8)(9)(10)(11)	8,015	—		105,780
Sales, general and administrative expense	169,477	119,200	26,289	(1)(2)(11)(12)	66,580	(8,799)	(1)(2)(3)(4)(5)	372,747

Total operating expenses	754,628	966,100	24,699		221,834	(8,799)		1,958,462

Operating (loss) income	(52,325)	14,500	(24,699)		(7,377)	8,799		(61,102)
Other expense	478	—	—		—	—		478
Interest expense (income)	18,169	1,100	(363)	(6)	14,824	(14,824)	(6)	18,906

(Loss) income before income tax provision	(70,972)	13,400	(24,336)		(22,201)	23,623		(80,486)
Income tax (benefit) expense	(22,442)	5,400	(9,126)	(3)	(5,369)	8,977	(7)	(22,560)

Net (loss) income	(48,530)	8,000	(15,210)		(16,832)	14,646		(57,926)
Cumulative preferred dividends	(2,972)	—	—		—	—		(2,972)

Net (loss) income available to common shareholders	$(51,502)	$8,000	$(15,210)		$(16,832)	$14,646		$(60,898)

Basic loss per share
Net loss	$(2.26)		$—			$—		$(1.56)
Diluted loss per share
Net loss	$(2.26)		$—			$—		$(1.56)
Weighted average common shares outstanding
Basic weighted average common shares outstanding	22,752		9,211	(4)(5)		7,138	(8)	39,101
Diluted weighted average common shares outstanding	22,752		9,211	(4)(5)		7,138	(8)	39,101

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Data

(Dollar Amounts are Presented in Thousands)

(1)	Pacer Purchase Price

The purchase price of $331,488 is considered final, although the allocation of the purchase price discussed below is preliminary and subject to certain post-closing adjustments. A final determination of required adjustments will be made based upon the final evaluation of the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed. Each outstanding share of Pacer’s common stock was converted into the right to receive (i) $6.00 in cash and (ii) 0.1017 of a share of XPO common stock, which amount is equal to $3.00 divided by the average of the volume-weighted average closing prices of XPO common stock for the ten trading days prior to the closing. Based on the definition of the purchase price, the consideration consists of $222,673 of cash payable at the time of closing and $108,815 of XPO common stock which represents the fair value of 3,709,587 shares of XPO Common Stock at the closing market price of $29.41 per share on March 31, 2014 less a marketability discount on a portion of shares issued due to a holding period restriction. The following represents the purchase price paid:

Description
Cash payment to sellers	$222,673
Shares issued to sellers	108,815

Fair value of total consideration	$331,488

The following tables summarize the purchase price allocation adjustments of the assets acquired and liabilities assumed as if the acquisition date was December 31, 2013. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of tangible and identifiable intangible assets acquired and liabilities assumed. Final adjustments, including increases or decreases to amortization resulting from the allocation of the purchase price to amortizable intangible assets, may be material. Adjustments to the fair value of intangible assets acquired and liabilities assumed will impact the value of goodwill recognized in the Pacer Transaction, and the adjustment to goodwill may be material. For illustrative purposes, the preliminary allocation of the purchase price to the fair value of Pacer’s assets acquired and liabilities assumed assuming the acquisition date was December 31, 2013 is presented as follows:

Description
Purchase price	$331,488
Carrying value of Pacer net assets acquired	117,013
Plus: Fair value of trademarks / tradenames	2,760
Plus: Fair value of non-compete agreements	2,310
Plus: Fair value of non-contractual customer relationships	1,010
Plus: Fair value of contractual customer relationships	66,250
Plus: Fair value of acquired technology	13,190
Less: Fair value adjustment to property, plant and equipment	(2,501)
Plus: Asset for acquired favorable leasehold interests	1,455
Less: Liability for acquired unfavorable leasehold interests	(3,941)
Less: Fair value of deferred tax liability on step-up of net tangible and intangible assets	(30,200)

Fair value of goodwill	$164,142

Description
Carrying value of Pacer net assets	$130,000
Less: Historic deferred financing costs	(1,271)
Less: Historic deferred rent asset	(219)
Less: Historic deferred planned major maintenance costs on owned railcars	(3,070)
Less: Historic lease origination costs	(498)
Plus: Historic deferred gain on sale/leaseback transactions	1,203
Plus: Historic deferred rent liability	1,062
Less: Historic internally developed software	(9,400)
Less: Historic deferred tax liability on purchase accounting adjustments	(794)

Carrying value of Pacer net assets acquired	$117,013

(2)	Description of Pacer Pro Forma Adjustments, as presented on the December 31, 2013 Balance Sheet

a.	Represents purchase price adjustments for the merger with Pacer as follows:

(1)	Represents an adjustment for the transaction price of $331,488, consisting of $222,673 of cash payable at the time of closing and $108,815 representing the fair value of 3,709,587 common shares issued as consideration in conjunction with the Pacer Agreement. For pro forma purposes, the purchase price payable in cash was funded as follows:

Description
Available cash on hand	$21,524
Acquired cash	46,300
Common stock issuance, net of issuance costs	154,849

Total cash consideration payable	$222,673

See footnote 4 for information on the common stock issuance.

(2)	Records the preliminary fair value of goodwill resulting from the pro forma allocation of the purchase price as if the acquisition had occurred using a preliminary estimate of $164,142. There was no goodwill recorded on the historical Pacer balance sheet. Goodwill resulting from the acquisition is not amortized, and will be assessed for impairment at least annually in accordance with applicable accounting guidance on goodwill. The carryover of the tax basis in goodwill is deductible for income tax purposes while the step-up in goodwill as a result of the acquisition is not deductible for income tax purposes.

(3)	Represents the preliminary allocation of purchase price to identifiable tangible and intangible assets, as follows:

Preliminary Fair Value
Trademarks / trade names	$2,760
Non-compete agreements	2,310
Non-contractual customer relationships	1,010
Contractual customer relationships	66,250

Total identified intangible assets	$72,330

Technology	13,190
Less: Historic internally developed software	(9,400)
Plus: Fair value adjustment to property, plant and equipment	(2,501)

Total net fair value adjustment to property, plant and equipment	$1,289

The adjustments of $72,330 to identifiable intangible assets and $1,289 to identifiable tangible assets are a result of the preliminary allocation of purchase price to identifiable tangible and intangible assets. There were no identifiable intangible assets recorded on the historical Pacer balance sheet. A deferred tax liability was recorded related to the step-up of tax basis due to the preliminary allocation of the purchase price to identifiable tangible and intangible assets of $31,132.

(4)	The pro forma financial statements reflect the assumed issuance of approximately $161,798 of common stock to fund the difference between the purchase price, net of acquired cash, and the amount of cash on hand as of December 31, 2013. Net proceeds after fees are expected to be approximately $154,849. The XPO Logistics common stock closing price of $29.41 per share on March 31, 2014 was used to determine the number of shares issued. A $1.00 increase in the issue price of XPO Logistics common stock would decrease the number of shares issued by 180,910 while a $1.00 decrease in the issue price of XPO Logistics common stock would increase the number of shares issued by 193,645.

(5)	Represents the elimination in purchase accounting of $1,271 of historical deferred financing costs related to Pacer’s revolving credit facility.

(6)	Represents the elimination in purchase accounting of $219 of the historical deferred rent asset related to recording Pacer’s railcar operating lease expense on a straight-line basis over the respective lease term.

(7)	Represents the elimination in purchase accounting of $1,062 of the historical deferred rent liability related to recording Pacer’s operating lease expense on a straight-line basis over the respective lease terms.

(8)	Represents the elimination in purchase accounting of $498 of the historical lease origination costs related to certain Pacer leases.

(9)	Represents the elimination in purchase accounting of $3,070 of historical deferred planned major maintenance costs related to Pacer owned railcars.

(10)	Represents the elimination in purchase accounting of $302 and $901 of the short and long-term portions, respectively, of the deferred gain related to Pacer’s railcar sale leaseback transactions.

(11)	Represents adjustments in purchase accounting to record assets of $1,455 for favorable leasehold interests related to Pacer’s chassis and real property leases and liabilities of $3,941 for unfavorable leasehold interests related to Pacer’s railcar, chassis and other real property leases. A net deferred tax asset was recorded related to the leasehold interests of $932.

(12)	Reflects adjustments to account for transaction costs of $5,599 related to the Pacer Transaction, net of tax. As the transaction expenses will not have a continuing impact, the transaction expenses are not reflected in the unaudited pro forma condensed combined statement of operations.

(13)	Represents the net reduction to long-term deferred tax assets of $794 related to the pro forma purchase accounting adjustments recorded.

(14)	Reflects adjustments to eliminate Pacer’s historical common stock, additional paid-in capital, and accumulated deficit of $400, $307,500, and ($177,900), respectively.

(3)	Description of Pacer Pro Forma Adjustments, as presented in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2013

a.	Represents purchase price adjustments for the merger with Pacer as follows:

(1)	To record pro forma depreciation and amortization expense of $30,534 for the year ended December 31, 2013 unaudited pro forma condensed combined statement of operations on the portion of the purchase price allocated to tangible and intangible assets. There was no historical intangible asset amortization expense recorded by Pacer for the twelve month period. Historical depreciation expense related to Pacer’s proprietary technology was $1,786 for the year ended December 31, 2013. The pro forma adjustment is shown on a net basis. Pro forma depreciation and amortization is calculated as follows:

	Preliminary Fair Value	Estimated Weighted Average Life (years)	Estimated Depreciation/Amortization (a)
			For the year ended December 31, 2013
Trademarks / tradenames	$2,760	1.00	$2,760
Non-compete agreements	2,310	6.00	385
Non-contractual customer relationships	1,010	14.00	72
Contractual customer relationships - # 1	25,800	8.00	3,380
Contractual customer relationships - # 2	39,490	3.00	20,772
Contractual customer relationships - # 3	960	3.00	297

	$72,330		$27,666

Technology	$13,190	4.00	$3,298
Fair value adjustment to property, plant and equipment	(2,501)	5.82	(430)

	$10,689		$2,868

Total depreciation and amortization expense			$30,534

(a)	For the trademarks/tradenames and customer relationships intangible assets, amortization expense has been calculated in proportion to the weight of the undiscounted cash flows used to determine the fair value of the respective assets. For the remaining tangible and intangible assets, depreciation and amortization expense has been calculated using the straight-line method over the estimated useful life.

(2)	As part of the Pacer Transaction, Pacer management entered into new employment agreements with XPO Logistics which provide for stock compensation. Based on the contractual nature of the agreements, the adjustments reflect the change in stock compensation expense under each arrangement. All new arrangements include only time-based awards. Stock compensation under the new agreements was $1,708 for the year ended December 31, 2013. Pacer had historic stock compensation expense of $2,523 for the twelve month period. The pro forma adjustment shows the respective net difference to stock compensation expense of $815.

(3)	Represents the income tax effect of the pro forma adjustments calculated using an estimated statutory tax rate of 37.5% (i.e., the United States statutory income tax rate of 35.0% plus an estimated blended state income tax rate of 2.5%).

(4)	Represents the adjustment to basic and diluted weighted average shares outstanding for the effect of 3,709,587 shares issued as consideration in the Pacer Transaction.

(5)	Represents the adjustment to basic and diluted weighted average shares outstanding for the effect of 5,501,461 shares offered to raise capital to fund the Pacer Transaction. The following table provides sensitivities to changes in the number of shares issued to raise capital to fund the Pacer Transaction based on changes in the per share price of XPO Logistics common stock and the effect on earnings per share for each period presented.

	Price of XPO Logistics Common Stock	Shares Issued	Earnings Per Share at December 31, 2013	Adjusted Earnings Per Share at December 31, 2013
As of March 31, 2014	$29.41	5,501,461	$(1.56)	$(1.56)
Decrease of $1.00	$28.41	5,695,106	$(1.56)	$(1.55)
Increase of $1.00	$30.41	5,320,551	$(1.56)	$(1.56)

(6)	To remove historic interest expense related to the amortization of deferred financing costs eliminated in purchase accounting of $363 for the year ended December 31, 2013.

(7)	To remove historic amortization of the deferred rent liability eliminated in purchase accounting of $157 for the year ended December 31, 2013.

(8)	To remove historic amortization of the lease origination costs eliminated in purchase accounting of $51 for the year ended December 31, 2013.

(9)	To remove historic amortization of the deferred planned major maintenance costs eliminated in purchase accounting of $1,069 for the year ended December 31, 2013.

(10)	To remove historic amortization of the deferred gain on sale leaseback transactions eliminated in purchase accounting of $698 for the year ended December 31, 2013.

(11)	To record net amortization of the favorable and unfavorable leasehold interests recorded in purchase accounting related to Pacer’s railcar, chassis and real property leases of $1,662 for the year ended December 31, 2013. $1,325 was recorded through direct operating expense and $337 was recorded through sales, general and administrative expense based on the nature of the respective leases.

(12)	Represents the removal of $1,307 of non-recurring deal costs incurred by Pacer for the year ended December 31, 2013 in conjunction with the Pacer Transaction.

(4)	3PD Purchase Price

The purchase price of $364,329 and the allocation of the purchase price below are considered final. For illustrative purposes the allocation of the purchase price to the fair value of 3PD’s net assets acquired at the acquisition date of August 15, 2013 is presented as follows.

Description
Purchase price	$364,329
Carrying value of 3PD net assets acquired	22,870
Plus: Fair value of trademarks / tradenames	5,900
Plus: Fair value of non-compete sgreements	1,550
Plus: Fair value of customer relationships	110,600
Plus: Fair value of carrier relationships	12,100
Plus: Fair value of acquired technology	18,000
Less: Fair value of deferred tax liability on step-up of net tangible and intangible assets	(38,040)

Fair value of goodwill	$231,349

(5)	Description of 3PD Pro Forma Adjustments, as presented for the 226 days ended August 14, 2013 in the year ended December 31, 2013 Unaudited Pro Forma Condensed Combined Statement of Operations

a.	Represents purchase price adjustments for the acquisition of 3PD as follows:

(1)	To record pro forma depreciation and amortization expense of $23,983 for the year ended December 31, 2013 unaudited pro forma condensed combined statement of operations on the portion of the purchase price allocated to tangible and intangible assets. 3PD had historic depreciation and amortization of the respective tangible and intangible assets of $6,812 for the 226 day period ended August 14, 2013 while XPO recorded $9,707 of depreciation and amortization expense for the remainder of the year ended December 31, 2013. The pro forma adjustment reflects the incremental increase to depreciation and amortization expense of $7,464 for the year ended December 31, 2013. Pro forma depreciation and amortization is calculated as follows:

	Fair Value	Estimated Weighted Average Life (years)	Estimated Amortization (a)
			For the year ended December 31, 2013
Trademarks / tradenames	$5,900	4.00	$1,740
Non-compete agreements - principals	950	5.00	190
Non-compete agreements - other executives	600	4.00	150
Carrier relationships	12,100	2.00	6,050
Customer relationships	110,600	10.00	11,353

	$130,150		$19,483

Technology	$18,000	4.00	$4,500

Total depreciation and amortization expense			$23,983

(a)	For the trademarks/tradenames and customer relationships intangible assets, amortization expense has been calculated in proportion to the weight of the undiscounted cash flows used to determine the fair value of the respective assets. For the remaining tangible and intangible assets, depreciation and amortization expense has been calculated using the straight-line method over the estimated useful life.

(2)	Represents the removal of management fees related to the former owners of 3PD of $745 for the 226 days ended August 14, 2013 in the year ended December 31, 2013 unaudited pro forma condensed combined statement of operations.

(3)	As part of the 3PD Transaction, 3PD management entered into new employment agreements with XPO Logistics which provide for stock compensation. Based on the contractual nature of the agreements, the adjustments reflect the change in stock compensation expense under each arrangement. Stock compensation under the new agreements was $497 for the 226 days ended August 14, 2013. 3PD had historic stock compensation expense of $1,597 for the 226 day period. The pro forma adjustment shows the respective net decrease to stock compensation expense of $1,100. The stock compensation expense recognized in the pro forma financial statements for the new arrangements includes only the time-based awards granted. Compensation expense has not been recognized for performance-based awards due to the inability to determine whether the performance goals would have been met assuming the performance based targets were set on January 1, 2013.

(4)	Represents the removal of amortization related to deferred financing costs of 3PD not acquired in the 3PD Transaction of $1,117 for the 226 days ended August 14, 2013 in the year ended December 31 2013 unaudited pro forma condensed combined statement of operations.

(5)	Represents the removal of $13,301 of non-recurring deal costs incurred by the sellers in the 226 days ended August 14, 2013 in conjunction with the 3PD Transaction.

(6)	Represents the removal of interest related to debt of 3PD not assumed in the 3PD Transaction of $14,824 for the 226 days ended August 14, 2013 in the year ended December 31, 2013 unaudited pro forma condensed combined statement of operations.

(7)	Represents the income tax effect of the pro forma adjustments calculated using an estimated statutory tax rate of 38.0% (i.e., the United States statutory income tax rate of 35.0% plus an estimated blended state income tax rate of 3.0%).

(8)	Represents the adjustment to basic and diluted weighted average shares outstanding to account for the effect of the August 2013 equity issuance as if it had occurred on January 1, 2013 for purposes of presenting earnings per share.